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April 30, 2009

Eclipse Funds Inc. 51 Madison Avenue New York, New York 10010

Re:	Registration Statement on Form N-14

Dear Ladies and Gentlemen:

We have acted as counsel for Eclipse Funds Inc. (the “Company”), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Company’s Registration Statement on Form N-14 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transfer of all of the assets of MainStay Institutional Bond Fund, a series of The MainStay Funds (the “Institutional Bond Fund”), to MainStay Intermediate Term Bond Fund, a series of the Company (the “Intermediate Term Bond Fund”), in exchange for the issuance of Class I shares of common stock of the Intermediate Term Bond Fund, par value $0.01 per share (the “Shares”), and the assumption of the Institutional Bond Fund’s liabilities by Intermediate Term Bond Fund pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”) by the Company, on behalf of the Intermediate Term Bond Fund, and The Mainstay Funds, on behalf of the Institutional Bond Fund, as filed with the Registration Statement.

In connection with the opinions set forth herein, you have provided to us originals, drafts, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a draft of the Registration Statement; a draft of the Agreement; the Articles of Incorporation of the Company dated September 21, 1990, as amended (the “Articles”); and the Amended and Restated By-Laws of the Company dated September 27, 2006 (the “By-Laws”).  We have assumed that the By-Laws have been duly adopted by the Board of Directors.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Directors; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Intermediate Term Bond Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of Directors, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

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Eclipse Funds Inc. April 30, 2009 Page 2

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, as made effective by the Commission, will have been validly authorized (assuming that, upon any issuance of the Shares, the total number of shares of each series and class of the Company’s common stock, $.01 par value per share ("Common Stock"), issued and outstanding will not exceed the total number of shares of Common Stock of such series and class that the Company is then authorized to issue under the Articles) and, when issued in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Company against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally issued and will be fully paid and non-assessable by the Company.

The opinions expressed herein are limited to the laws of the State of Maryland and the federal securities laws of the United States.  We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction.  The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the use of our name in the Company’s Registration Statement, unless and until we revoke such consent.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP